Exhibit 99.1


          Semtech Announces Selected Fourth Quarter Results


    CAMARILLO, Calif.--(BUSINESS WIRE)--March 8, 2007--Semtech
Corporation (NASDAQ:SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today reported selected unaudited financial results for its fourth quarter of fiscal year 2007 that ended January 28, 2007.

    Net sales for the fourth quarter of fiscal year 2007 were $58.0 million, down 10 percent from the fourth quarter of fiscal year 2006 and down 9 percent when compared to the third quarter of fiscal year 2007. New orders for the fourth quarter of fiscal year 2007 exceeded shipments, resulting in a positive book-to-bill ratio for the quarter.

    Net sales for all of fiscal year 2007 were $252.5 million, up 5.5 percent when compared to all of fiscal year 2006.

    Semtech had $342 million of cash, cash equivalents and marketable securities as of January 28, 2007, which was up from $326 million at the end of the third quarter of fiscal year 2007.

    Mohan Maheswaran, Semtech's President and Chief Executive Officer, commented, "While we were impacted by the broad softness in the industry, we continue to see improvements in our overall execution resulting in higher quality products and stronger design win activity."

    Mr. Maheswaran added, "Given limited visibility from our customer base, we are forecasting that sales for the first quarter of fiscal year 2008 will be flat to down 4 percent as compared with the fourth quarter of fiscal year 2007."

    As previously reported, the Company has been engaged in an internal review of its historical stock option practices in light of an informal SEC inquiry and Federal grand jury subpoena and has concluded that accounting measurement dates for certain stock option grants differ from the measurement dates previously used for such awards. As a result, new accounting measurement dates will apply to the affected option grants and the Company will restate its financial statements for fiscal years 2002 through 2006 to record a material amount of additional non-cash compensation expense. The restatement will also affect financial statements for earlier fiscal years and adjustments for those earlier years will be reflected as part of the opening balances in the financial statements for the restatement period.

    Because of the pending restatement, additional results for the fourth fiscal quarter will not be available until the restated financial statements have been filed with the SEC. As previously announced, the Nasdaq Listing and Hearings Review Council ("Listing Council") has stayed delisting of the Company's securities until it has reviewed the Company's case. If the Listing Council determines it is appropriate, it may grant the Company a limited period of additional time to regain compliance. The Company continues to work diligently to file all required reports with the SEC as quickly as possible and thereby regain compliance with Nasdaq's continued listing standards. For additional information regarding the Company's pending restatement and Nasdaq status, see the Company's Reports on Form 8-K filed with the SEC on July 20, 2006 and December 19, 2006.

    Operating expenses for the fourth quarter of fiscal year 2007 included approximately $4.1 million related to the stock options investigation, SEC inquiry, the grand jury subpoena, the previously announced derivative litigation, the restatement, and related matters. For all of fiscal year 2007, the expense related to these items was approximately $11.8 million.

    The results announced today are preliminary, as the annual audit by the Company's independent registered public accounting firm is still underway. As such, these results are subject to revision until the audit is completed and the Company files its Annual Report on Form 10-K.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

    Forward-Looking and Cautionary Statements

    This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "estimates," "believes," "projects," "should," "will," "plans" and similar words.

    Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for cellular phones, personal computers and automated test equipment, demand for semiconductor devices in general, demand for the Company's products in particular, competitors' actions, supply from key third-party silicon wafer foundries and assembly contractors, manufacturing costs and yields, relations with strategic customers, and risks associated with the businesses of major customers. In addition to considering these risks and uncertainties, forward-looking statements should be considered in conjunction with the cautionary statements contained in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2006, in the Company's other filings with the SEC, and in material incorporated therein by reference. In light of the risks and uncertainties inherent in forecasts of revenue and gross margin and in other projected matters, forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    In addition, there are a number of risks associated with matters relating to the Company's historical stock option practices and the previously announced internal investigation, SEC inquiry and related matters. We cannot predict when the restatement will be completed and there may be negative implications for the Company resulting from the restatement. We cannot predict the outcome of the SEC inquiry or any lawsuit or other proceeding related to the Company's stock option practices. There can be no assurance that we will maintain our Nasdaq listing. We could also be subjected to other lawsuits and could become the subject of other regulatory investigations in addition to those now underway. Dealing with matters related to historical stock option practices could divert management's attention from our operations and expenses arising from management's review, the investigation conducted by a Special Committee of the Board of Directors, the restatement, related litigation and other associated activities are expected to continue to be significant. We have incurred, and expect to continue to incur, substantial expenses for legal, accounting, tax and other professional services in connection with the restatement and related matters and current and former employees, officers and directors have sought, and will likely continue to seek, indemnification or advancement or reimbursement of expenses from us, including attorneys' fees, with respect to current or future proceedings related to stock option practices. These events could adversely affect our business and the price of our common stock.


    CONTACT: Semtech Corporation
             Todd German, Investor Relations, 805-480-2004